Exhibit 2.5

THIRD AMENDMENT
TO THE
LIMITED LIABILITY COMPANY AGREEMENT
OF OTIS GALLERY LLC
This THIRD AMENDMENT (this “Amendment”) to the Limited Liability Company Agreement of Otis Gallery LLC, a Delaware series limited liability company (the “Company”), dated as of February 1, 2019 (the “Operating Agreement”), is made and effective as of July 13, 2022, by and between Otis Wealth, Inc. (the “Managing Member”) and the Company. Capitalized terms used in this Amendment without definition shall have the meanings assigned to them in the Operating Agreement.
RECITALS
WHEREAS, the Company was formed as a series limited liability company under Section 18-215 of the Delaware Act pursuant to a certificate of formation filed with the Secretary of State of the State of Delaware on December 18, 2018;
WHEREAS, the Managing Member desires to amend the Operating Agreement to amend and restate Section 7.04 and Section 11.03(a); and
WHEREAS, the Managing Member has authorized and approved an amendment of the Operating Agreement on the terms set forth herein.
AGREEMENT
NOW, THEREFORE, in consideration of the mutual covenants and conditions set forth herein, and intending to be legally bound hereby, the Operating Agreement is hereby amended as follows:
1. Section 7.04 shall be deleted in its entirety and replaced with the following:
Section 7.04 Distributions in Kind. Distributions in kind of the entire or part of a Series Asset to Members are prohibited; provided, however, that in the case of Series Assets that are securities in another Person, distributions in kind of the entire or part of a Series Asset to Members are not prohibited.
2. Section 11.03(a) shall be deleted in its entirety and replaced with the following:
(a) Subject to Section 7.04 and Section 11.03(c), the assets may be disposed of by distribution to Members, public or private sale on such terms as the Liquidator may determine. The Liquidator may defer liquidation for a reasonable time if it determines that an immediate sale or distribution of all or some of the assets would be impractical or would cause undue loss to the Members associated with such Series.
3. All other terms and conditions of the Operating Agreement shall remain in full force and effect.
IN WITNESS WHEREOF, this Amendment has been executed as of the date first written above.

MANAGING MEMBER:

OTIS WEALTH, INC.

By:	/s/ Keith Marshall
Keith Marshall President, Secretary, Treasurer & Sole Director